Exhibit 99.1
FOR IMMEDIATE RELEASE
Peerless Mfg. Co. Reports Financial Results for the Fourth Quarter and Fiscal Year Ended June 30, 2006
Dallas, Texas – September 22, 2006 — Peerless Mfg. Co. (Nasdaq: PMFG) today reported financial results for the fourth quarter and fiscal year ended June 30, 2006.
For the fourth quarter ended June 30, 2006, revenues were $22.1 million, an increase of $6.1 million, or 38.2%, compared to revenues of $16.0 million for the fourth quarter of fiscal 2005. Net earnings for the fourth quarter were $1.0 million, or $.32 per diluted share, an increase of $1.2 million compared to net loss of ($0.2) million, or ($.06) per share, for the same period last year.
For the fiscal year ended June 30, 2006, revenues were $63.4 million, an increase of $12.3 million, or 24.2%, compared to revenues of $51.1 million for the same period last year. Net earnings for the fiscal year ended June 30, 2006, was $0.4 million or $.14 per diluted share, compared to a net loss of ($0.6) million or ($.20) per share, for the same period last year.
The Company’s balance sheet remains strong with $6.4 million of cash and investments and no debt at June 30, 2006. At June 30, 2006, the Company reported total assets of $48.2 million, working capital of $22.9 million and a current ratio of 2.0:1.0.
Mr. Peter J. Burlage, Chief Executive Officer, stated, “Fiscal 2006 was a year of solid financial and operational success for Peerless. We finished the year on a high note with fourth quarter revenues of $22.1 million and approximately 30% gross profit margins. We continue to experience strong demand for our Separation and Filtration products across all industry segments with particularly strong activity in the energy sector. Our backlog was approximately $40 million at June 30, 2006 compared to $47 million at March 31, 2006 and December 31, 2005, and approximately $48 million at September 30, 2005. We believe that momentum continues to build in the majority of markets we serve. Additionally, the Company’s financial position, liquidity and capital resources at June 30, 2006 were strong and sufficient to meet the Company’s current needs.”
Additionally, the Company reported today that it has renewed and amended its revolving credit facility. The amended credit facility is a $9.0 million revolving line of credit for working capital requirements that extends the maturity through September 30, 2008.
About Peerless Mfg. Co.
Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. Headquartered in Dallas, Texas, Peerless markets its products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share; the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Operating Results and Other Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Phone: (214) 353-5545
Fax: (214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.
Condensed Financial Information
(In thousands, except per share amounts)

Operating Results	Three months ended June 30,		Twelve months ended June 30,
	2006	2005	2006	2005
Continuing Operations
Revenues	$22,114	$16,002	$63,411	$51,063
Cost of goods sold	15,523	12,293	45,978	37,356

Gross profit	6,591	3,709	17,433	13,707
Operating expenses	4,819	3,633	16,687	14,409

Operating income (loss)	1,772	76	746	(702)
Other income (expense)	153	(97)	455	63
Income tax benefit (expense)	(906)	(137)	(660)	113

Net earnings (loss) from continuing operations	1,019	(158)	541	(526)
Earnings (loss) from discontinued operations, net of income tax benefit	6	(13)	(115)	(66)

Net earnings (loss)	$1,025	$(171)	$426	$(592)

Earnings (Loss) per Share
Basic — continuing operations	$0.33	$(0.05)	$0.18	$(0.17)
Basic — discontinued operations	$0.00	$0.00	$(0.04)	$(0.02)

	$0.33	$(0.06)	$0.14	$(0.20)

Diluted — continuing operations	$0.32	$(0.05)	$0.17	$(0.17)
Diluted — discontinued operations	$0.00	$0.00	$(0.04)	$(0.02)

	$0.32	$(0.06)	$0.14	$(0.20)

	Certain earnings per share amounts may not total due to rounding.
Weighted Average Shares Outstanding
Basic	3,097	3,036	3,067	3,028
Diluted	3,161	3,036	3,135	3,028

	June 30,
Condensed Balance Sheet Information	2006	2005
Current assets
Continuing operations	$45,172	$36,472

Total current assets	$45,172	$36,472

Total Assets
Continuing operations	$48,159	$39,795
Discontinued operations	—	9

Total assets	$48,159	$39,804

Current Liabilities
Continuing operations	$22,242	$15,318
Discontinued operations	—	106

Total current liabilities	$22,242	$15,424

Shareholders’ equity	$25,917	$24,290